Exhibit 99.1

Deltagen Announces Cost Savings Plan and Realignment of Business To Focus on
Revenue Growth Through Expanded Offerings

REDWOOD CITY, Calif., Oct. 2—Deltagen, Inc. today announced a strategic business realignment and an immediate action plan to reduce cash burn rate in response to market conditions. Deltagen’s business strategy will focus on tools, services and targets for the discovery and development of small molecule drugs. These products and services will be marketed to the biopharmaceutical industry as Deltagen’s Small Molecule Discovery Products Lines and will serve to complement the company’s continuing full-scale production and licensing of its DeltaBase® product. The company also will continue to pursue its internal drug discovery and development in secreted proteins through the support of current and future collaborations.

As part of this realignment, the company is reducing its staff by 130 employees, a reduction of approximately 30%. The plan also includes the closing of facilities including our San Diego, CA site, and the consolidation of core activities into the company’s Redwood City, CA and Salt Lake City, UT facilities. Management estimates these actions will reduce cash operating expenses from the current level of $85-90 million per year to approximately $55-60 million in 2003, resulting in a significant reduction in net cash burn. The benefit to the company of implementing this plan is expected to be realized beginning in the first quarter of 2003. The company will record a restructuring charge in the quarter ending December 31, 2002. These charges will include costs related to severance, outplacement services, benefits and write down of assets.

Commenting on the plan, William Matthews, Ph.D., Deltagen’s chairman and chief executive officer stated: “Although we deeply regret losing members of the Deltagen team, we are streamlining our operations to concentrate on our core competencies surrounding in vivo systems biology. These competencies have led to collaborations with top-tier pharmaceutical companies such as Glaxo, Pfizer, Merck and Lilly, as well as over 1000 U.S. patent filings. Our work to date has produced a series of offerings that include DeltaBase, DeltaOne(TM), validated small molecule targets and drug metabolism technologies. In realigning our business strategy to actively monetize these assets, we believe we have the opportunity to create additive revenue generation opportunities.”

Deltagen also updated financial guidance for 2002. The company currently anticipates revenues and cash collection for the year from business already contracted to be approximately $17 million and $25 million, respectively. Of these amounts, Deltagen has achieved approximately $13 million in revenues and $19.5 million in customer cash collections through September 30, 2002. Currently, Deltagen is in negotiations to sign additional DeltaBase and DeltaOne contracts, as well as secreted protein collaborations; however, the completion and timing of these events, as well as the amount of cash to be received, if any, before year-end is uncertain.

Deltagen ended the September 30, 2002 quarter with cash of approximately $49 million and debt of $17 million. The reduction in cash from the $76.6 million balance at June 30, 2002 is due primarily to operating cash burn and cash outlays for the construction of our lab facilities in Redwood City, CA. This facility is expected to be completed during the fourth quarter of 2002. Actual financial results will be announced in early November.

Deltagen’s management will discuss additional details of today’s announcement on a conference call.

Date:    Wednesday, October 2, 2002
Time:    10:00 a.m. EDT
Domestic Callers:    877-708-7191
International Callers:    706-634-1551
Conference ID# 5958117

The call will be available for replay through midnight PDT on October 4, 2002.

Headquartered in Redwood City, California, Deltagen is a leader in the discovery and development of validated drug targets from the human genome. Deltagen offers a suite of programs designed to enhance the efficiency of drug discovery. In small molecule drug discovery, Deltagen offers a range of programs including access to biological models, validated small molecule targets, as well as drug metabolism technologies. The company also offers discovery and development opportunities in the field of secreted proteins. Deltagen’s programs have been validated by customers and partners such as Eli Lilly & Co., Millennium Pharmaceuticals, Pfizer, GlaxoSmithKline and Merck.

This press release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including uncertainties associated with business realignment, including uncertainties related to the effects and consequences of changes in the business plan, strategic focus, workforce, facilities, or product offerings of the company, uncertainties related to our ability to successfully develop, market and sell new programs, products or product lines, uncertainties related to meeting revenue projections, uncertainties related to product and drug development and delivery of DeltaBase quarterly releases, uncertainties related to the need for regulatory or other government approvals, Deltagen’s patents and other intellectual property and the patents and other intellectual property of its subsidiaries, dependence on proprietary technology, uncertainty of market acceptance of the company’s products, including proposed and future products, uncertainty related to Deltagen’s ability to effectively control its operating expenses and to raise additional capital if necessary, uncertainties related to business opportunities, the receipt of future payments, including milestones and royalties, the continuation of customer relationships and other risks cited in the risk factors sections of Deltagen’s Annual Report on Form 10-K filed with the Securities and Exchange Commission and Deltagen’s other securities filings with the Commission. These forward-looking statements speak only as of the date hereof. Deltagen disclaims any intent or obligation to update these forward-looking statements.

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